Exhibit 99.1

PRESS RELEASE	Corporate Headquarters 400 South Hope Street 25th Floor Los Angeles, CA 90071 www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Brad Burke Investors 214.863.3100	Steve Iaco Media 212.984.6535

CBRE GROUP, INC. REPORTS FINANCIAL RESULTS FOR THIRD-QUARTER 2019

Combined Advisory Services and Global Workplace Solutions

Segments Record Double-Digit Growth

Los Angeles, CA – November 6, 2019 — CBRE Group, Inc. (NYSE:CBRE) today reported financial results for the third quarter ended September 30, 2019.

Bob Sulentic, CBRE’s president and chief executive officer, said, “We are pleased to report another solid quarter with continued strong growth in our real estate services business segments – Global Workplace Solutions and Advisory Services. Our global occupier outsourcing, U.S. property sales and commercial mortgage origination business lines were especially strong this quarter.  Growth on the bottom line was restrained by a light quarter of development asset sales – which can fluctuate significantly quarter-to-quarter – compared with record earnings from such sales in last year’s third quarter.

As we enter the final months of 2019, we are looking ahead to 2020 with cautious optimism. Commercial real estate and macro-economic fundamentals remain favorable, particularly in the Americas, our largest region. Our diversified business and geographic mix positions CBRE to continue thriving, despite ongoing trade and geopolitical uncertainties.”

Despite a delay in the expected timing of certain development deals, CBRE maintained its outlook for full-year 2019 adjusted earnings per share of $3.70 to $3.80. The mid-point of this range reflects a 14% increase over full-year 2018, which would extend to a decade the company’s track record of delivering double-digit adjusted earnings growth.

Third-Quarter 2019 Results

The following table presents highlights of CBRE performance (dollars in millions, except per share data):

			% Change from Q3 2018
	Q3 2019	Q3 2018	USD	LC (1)
Revenue	$5,925	$5,261	12.6%	14.5%
Fee revenue (2)	2,910	2,621	11.0%	12.8%
Adjusted EBITDA (3)	455	463	(1.9%)	(1.0%)
GAAP net income	257	290	(11.7%)	(10.7%)
GAAP EPS	$0.75	$0.85	(11.0%)	(10.0%)
Adjusted net income (4)	270	270	0.0%	1.1%
Adjusted EPS (4)	$0.79	$0.79	0.7%	1.9%

CBRE Press Release

November 6, 2019

Advisory Services Segment Review

The following table presents highlights of the Advisory Services segment performance (dollars in millions):

			% Change from Q3 2018
	Q3 2019	Q3 2018	USD	LC
Revenue	$2,241	$2,059	8.8%	10.2%
Fee revenue	1,988	1,848	7.6%	8.8%
Adjusted EBITDA	345	296	16.8%	17.7%
Adjusted EBITDA on fee revenue margin	17.4%	16.0%	1.4%	1.3%

Global capital markets revenue, which includes both advisory property sales and commercial mortgage origination, set the pace for growth, rising 11% (13% local currency).

•	Commercial mortgage origination revenue rose 24% (same local currency), fueled by an increased number of larger transactions with private entities, including life insurers, conduits and credit funds.
•

Advisory property sales revenue increased 8% (9% local currency). Americas advisory property sales surged 16% (17% local currency), led by 19% growth in the U.S., where CBRE continued to make meaningful market share gains. Outside the Americas, property sales declined 6% (2% local currency). Weak residential sales in the Pacific region and parts of Asia contributed to this decline. Excluding Asia Pacific residential properties, property sales revenue outside the Americas was flat in local currency. Overall, Japan was a particular bright spot with robust growth in sales revenue.

Advisory leasing revenue rose 4% (5% local currency), a healthy increase against 17% growth in the prior year’s quarter. Leasing was notably strong in Australia (up 29% local currency), Brazil (up 68% local currency), India (up 40% local currency) Poland (up 80% local currency), and the United Kingdom (up 20% local currency). In the U.S., leasing rose 4%, driven by clients in the technology, financial services and manufacturing sectors, which accounted for nearly 60% of U.S. leasing revenue from CBRE’s largest clients.

Loan servicing revenue continued to grow briskly, rising 22% (same local currency). The loan servicing portfolio rose 19% to more than $223 billion, reflecting both higher origination volume and increased third-party servicing contracts.

Valuation revenue rose 8% (10% local currency), while property and advisory project management saw a solid increase in revenue, up 12% (14% local currency), and fee revenue, up 6% (8% local currency).

Global Workplace Solutions Segment

The following table presents highlights of the Global Workplace Solutions segment performance (dollars in millions):

			% Change from Q3 2018
	Q3 2019	Q3 2018	USD	LC
Revenue	$3,555	$3,083	15.3%	17.5%
Fee revenue	793	654	21.3%	24.3%
Adjusted EBITDA	95	83	15.0%	16.0%
Adjusted EBITDA on fee revenue margin	12.0%	12.7%	(0.7%)	(0.9%)

CBRE Press Release

November 6, 2019

Global Workplace Solutions again registered robust top- and bottom-line growth. Revenue and fee revenue grew at a double-digit clip in all three global regions. Adjusted EBITDA increased 15% (16% local currency) with strength across the three lines of business: facilities management, project management and transactions.  Slightly negative operating leverage reflected a couple of challenging accounts in Europe, which are expected to be remediated in 2020, and certain other expense items and non-cash accounting adjustments, which totaled approximately $12 million in the third quarter of 2019.

Strong growth is being sustained by CBRE’s ability to deliver integrated outsourcing solutions, often encompassing multiple business lines, on a global basis. As evidence of this, during the third quarter, CBRE was appointed by Novartis International AG to provide facilities and project management and transaction and advisory services on a worldwide basis.  The 70 million square foot portfolio represents one of CBRE’s largest-ever new contracts in the Global Workplace Solutions segment.

Real Estate Investments Segment

The following table presents highlights of the Real Estate Investments segment performance (dollars in millions):

			% Change from Q3 2018
	Q3 2019	Q3 2018	USD	LC
Revenue	$129	$119	8.8%	11.6%
Adjusted revenue (5)	150	241	(37.7%)	(36.3%)
Adjusted EBITDA	14	85	(83.5%)	(82.7%)

This segment’s adjusted EBITDA performance was well below the prior-year quarter due to the timing of large asset dispositions in the development business as well as increased investment in the company’s flexible workspace offering, Hana. Development dispositions were exceptionally strong in third-quarter 2018, and some development assets that were expected to transact in third-quarter 2019 have moved to 2020. Investment management performance improved markedly compared with third-quarter 2018, fueled by higher asset management fees and significant carried interest realization.

•

Investment management: Assets under management (AUM) totaled $106.2 billion, down $0.5 billion from second-quarter 2019, mostly due to foreign currency movement. In local currency, AUM was up $1.7 billion for the quarter. Over the past 12 months, AUM has increased $1.7 billion ($5.1 billion local currency), reflecting the weighting of the portfolio denominated in Euros and pound sterling.

•

Development: The in-process portfolio increased to a record $10.9 billion, up $0.3 billion from second-quarter 2019. The pipeline increased by $1.0 billion during the third quarter to $3.5 billion, with more than 60% of the increase attributable to fee-development and built-to-suit projects.

Adjustments to GAAP Net Income and Earnings Per Share

Third-quarter 2019 adjustments to GAAP net income had a net positive impact of $13.2 million, including pre-tax adjustments of:

•	$19.3 million of non-cash acquisition-related depreciation and amortization; and
•	$4.5 million of integration and other costs related to acquisitions;

CBRE Press Release

November 6, 2019

•	Offset by the following items:
o	a $3.4 million reversal of net carried interest incentive compensation to align with the timing of associated carried-interest revenue; and
o	a $7.2 million net tax adjustment associated with the aforementioned pre-tax adjustments and other tax adjustments.

Adjusted Net Income and Adjusted Earnings Per Share were relatively flat compared to the prior year period at $269.8 million and $0.79, respectively. This was primarily a result of a lower Adjusted EBITDA contribution from the Real Estate Investments segment driven by the delayed timing of development sales, which was partially offset by the benefit of a lower effective tax rate realized in the current year period.

Capital Allocation Overview

•

Stock Repurchase Program – During the third quarter of 2019, the company repurchased a total of 0.9 million shares of its common stock for $49.0 million at an average price of $52.50. During the month of October, the company repurchased an additional 1.0 million shares of common stock for $51.0 million at an average price of $50.85. As of November 6, 2019, the company had $300.0 million of capacity remaining under its stock repurchase program.

•	Capital Expenditures – During the third quarter of 2019, net capital expenditures totaled $54.5 million(6), which were primarily deployed for technology-related investments.
•

Acquisitions – During the third quarter of 2019, the company spent $20.3 million on acquisitions, primarily related to its Advisory Services business. On October 1, 2019, as previously disclosed, the company completed its acquisition of Telford Homes Plc, a London-based developer of for-rent multifamily properties (which will be reported in the company’s Real Estate Investments segment), for a total of $432.0 million (£350.7 million), including $329.0 million (£267.1 million) of cash consideration and $103.0 million (£83.6 million) of assumed net debt that was subsequently repaid after closing. This transaction was funded through a combination of cash on hand and borrowings under the company’s revolving credit facility.

Leverage and Financing Overview

•	Leverage – The company’s net leverage ratio (net debt(7) to trailing 12-month adjusted EBITDA) was 0.65x as of September 30, 2019.
•	Calculation of Net Leverage Ratio

(dollars in millions)	As of September 30, 2019

Total debt	$1,807
Less: cash(8)	492
Net debt	$1,315

Divided by: Trailing twelve month adjusted EBITDA	$2,028

Net leverage ratio	0.65

CBRE Press Release

November 6, 2019

•

Liquidity – As of September 30, 2019, the company had $3.2 billion of total liquidity, consisting of $492 million in cash(8) plus the ability to borrow an aggregate of $2.7 billion under its revolving credit facilities, net of any outstanding letters of credit.

Conference Call Details

The company’s third quarter earnings conference call will be held today (Wednesday, November 6, 2019) at 8:30 a.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the company’s website at https://ir.cbre.com.

The direct dial-in number for the conference call is 877-407-8037 for U.S. callers and 201-689-8037 for international callers. A replay of the call will be available starting at 1:00 p.m. Eastern Time on November 6, 2019 and will be available for one week following the event. The dial-in number for the replay is 877‑660‑6853 for U.S. callers and 201-612-7415 for international callers. The access code for the replay is 13695135#. A transcript of the call will be available on the company’s Investor Relations website at https://ir.cbre.com.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (based on 2018 revenue). The company has more than 90,000 employees (excluding affiliates) and serves real estate investors and occupiers through more than 480 offices (excluding affiliates) worldwide. CBRE offers a broad range of integrated services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information.  We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com.  Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange filings and public conference calls and webcasts.

CBRE Press Release

November 6, 2019

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue:
Fee revenue	$2,910,453	$2,621,011	$8,188,672	$7,433,510
Pass through costs also recognized as revenue	3,014,648	2,639,943	8,586,012	7,612,830
Total revenue	5,925,101	5,260,954	16,774,684	15,046,340

Costs and expenses:
Cost of services	4,687,336	4,098,904	13,155,160	11,677,613
Operating, administrative and other	809,584	859,085	2,479,857	2,417,602
Depreciation and amortization	111,560	113,484	323,862	335,048
Intangible asset impairment	—	—	89,037	—
Total costs and expenses	5,608,480	5,071,473	16,047,916	14,430,263

Gain on disposition of real estate (1)	9	236	19,266	12,565

Operating income	316,630	189,717	746,034	628,642

Equity income from unconsolidated subsidiaries (1)	25,796	126,840	120,233	263,040
Other income	941	95,515	26,163	95,244
Interest expense, net of interest income	21,846	25,420	67,638	76,053
Write-off of financing costs on extinguished debt	—	—	2,608	27,982
Income before provision for income taxes	321,521	386,652	822,184	882,891
Provision for income taxes	63,468	94,963	169,867	211,446
Net income	258,053	291,689	652,317	671,445
Less: Net income attributable to non-controlling interests (1)	1,454	1,220	7,578	2,021
Net income attributable to CBRE Group, Inc.	$256,599	$290,469	$644,739	$669,424

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.76	$0.86	$1.92	$1.97
Weighted average shares outstanding for basic income per share	336,203,747	339,477,316	336,149,719	339,151,807

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.75	$0.85	$1.89	$1.95
Weighted average shares outstanding for diluted income per share	341,100,182	343,733,947	340,590,007	343,267,240

Adjusted EBITDA	$454,630	$463,408	$1,373,154	$1,250,522

(1)

Equity income from unconsolidated subsidiaries and gain on disposition of real estate, less net (loss) income attributable to non-controlling interests, includes income of $20.9 million and $122.3 million for the three months ended September 30, 2019 and 2018, respectively, and $125.5 million and $257.0 million for the nine months ended September 30, 2019 and 2018, respectively, attributable to Real Estate Investments but does not include significant related compensation expense (which is included in operating, administrative and other expenses). In the Real Estate Investments segment, related equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense, are all included in adjusted EBITDA.

CBRE Press Release

November 6, 2019

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2019

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30, 2019

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Consolidated
Revenue:
Fee revenue	$1,988,027	$793,213	$129,213	$2,910,453
Pass through costs also recognized as revenue	252,685	2,761,963	—	3,014,648
Total revenue	2,240,712	3,555,176	129,213	5,925,101

Costs and expenses:
Cost of services	1,369,710	3,317,626	—	4,687,336
Operating, administrative and other	530,919	139,919	138,746	809,584
Depreciation and amortization	79,280	29,710	2,570	111,560
Total costs and expenses	1,979,909	3,487,255	141,316	5,608,480

Gain on disposition of real estate	—	—	9	9

Operating income (loss)	260,803	67,921	(12,094)	316,630

Equity income from unconsolidated subsidiaries	3,616	307	21,873	25,796
Other income (loss)	2,263	(2,737)	1,415	941
Less: Net income (loss) attributable to non-controlling interests	480	(8)	982	1,454
Add-back: Depreciation and amortization	79,280	29,710	2,570	111,560

EBITDA	345,482	95,209	12,782	453,473

Adjustments:
Integration and other costs related to acquisitions	—	—	4,517	4,517
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	(3,360)	(3,360)

Adjusted EBITDA	$345,482	$95,209	$13,939	$454,630

CBRE Press Release

November 6, 2019

CBRE GROUP, INC.

SEGMENT RESULTS—(CONTINUED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2018

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30, 2018 (1)

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Consolidated
Revenue:
Fee revenue	$1,848,441	$653,756	$118,814	$2,621,011
Pass through costs also recognized as revenue	210,918	2,429,025	—	2,639,943
Total revenue	2,059,359	3,082,781	118,814	5,260,954

Costs and expenses:
Cost of services	1,249,590	2,849,314	—	4,098,904
Operating, administrative and other	541,558	155,363	162,164	859,085
Depreciation and amortization	71,678	38,068	3,738	113,484
Total costs and expenses	1,862,826	3,042,745	165,902	5,071,473

Gain on disposition of real estate	—	—	236	236

Operating income (loss)	196,533	40,036	(46,852)	189,717

Equity income from unconsolidated subsidiaries	3,490	100	123,250	126,840
Other income (loss)	95,702	(87)	(100)	95,515
Less: Net income (loss) attributable to non-controlling interests	279	(255)	1,196	1,220
Add-back: Depreciation and amortization	71,678	38,068	3,738	113,484

EBITDA	367,124	78,372	78,840	524,336

Adjustments:
Costs associated with our reorganization, including cost-savings initiatives (2)	10,872	—	1,896	12,768
Costs incurred in connection with litigation settlement	8,868	—	—	8,868
Integration and other costs related to acquisitions	1,662	4,438	—	6,100
Carried interest incentive compensation expense to align with the timing of associated revenue	—	—	3,960	3,960
One-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired	(92,624)	—	—	(92,624)

Adjusted EBITDA	$295,902	$82,810	$84,696	$463,408

(1)

Our new organizational structure became effective on January 1, 2019. Under the new structure, we organize our operations around, and publicly report our financial results on, three global business segments. Results for 2018 have been presented in conformity with the new structure.

(2)	Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019.

CBRE Press Release

November 6, 2019

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2019	2018
Assets:
Cash and cash equivalents (1)	$577,460	$777,219
Restricted cash	124,845	86,725
Receivables, net	4,057,751	3,668,591
Warehouse receivables and advance warehouse funding (2)	1,364,630	1,342,468
Property and equipment, net	782,004	721,692
Operating lease assets (3)	980,337	—
Goodwill and other intangibles, net	4,952,930	5,093,617
Investments in and advances to unconsolidated subsidiaries	328,580	216,174
Other assets, net	1,872,405	1,550,307

Total assets	$15,040,942	$13,456,793

Liabilities:
Current liabilities, excluding debt and operating lease liabilities	$4,458,034	$4,471,473
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Enterprises have committed to purchase) (2)	1,348,610	1,328,761
Revolving credit facility	52,000	—
Senior term loans, net	731,833	751,255
4.875% senior notes, net	593,415	592,781
5.25% senior notes, net	422,902	422,688
Other debt	6,574	3,682
Operating lease liabilities (3)	1,202,731	—
Other long-term liabilities	665,863	876,251

Total liabilities	9,481,962	8,446,891

Equity:
CBRE Group, Inc. stockholders' equity	5,511,829	4,938,797
Non-controlling interests	47,151	71,105

Total equity	5,558,980	5,009,902

Total liabilities and equity	$15,040,942	$13,456,793

(1)	Includes $85.9 million and $155.2 million of cash in consolidated funds and other entities not available for company use as of September 30, 2019 and December 31, 2018, respectively.
(2)	Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.
(3)

Reflects assets and liabilities recorded as a result of adopting Accounting Standards Update (ASU) No. 2016-02, “Leases (Topic 842)” on January 1, 2019 prospectively using the optional transitional method with no adjustment to comparative period financial statements presented for prior periods.

CBRE Press Release

November 6, 2019

CBRE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$652,317	$671,445
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	323,862	335,048
Amortization and write-off of financing costs on extinguished debt	7,196	33,405
Gains related to mortgage servicing rights, premiums on loan sales and sales of other assets	(191,103)	(156,973)
Intangible asset impairment	89,037	—
Gain associated with remeasuring our investment in a joint venture entity to fair value at the date we acquired the remaining interest	—	(92,624)
Net realized and unrealized gains from investments	(26,163)	(2,620)
Compensation expense for equity awards	98,958	97,035
Equity income from unconsolidated subsidiaries	(120,233)	(263,040)
Distribution of earnings from unconsolidated subsidiaries	145,588	262,670
Proceeds from sale of mortgage loans	15,786,800	13,351,590
Origination of mortgage loans	(15,381,864)	(13,979,299)
Increase in warehouse lines of credit	19,849	668,974
Increase in advance warehouse funding	(376,707)	—
Tenant concessions received	18,367	22,846
Purchase of equity securities	(81,369)	(66,380)
Proceeds from sale of equity securities	45,333	56,605
Increase in receivables, prepaid expenses and other assets (including contract and lease assets)	(647,942)	(368,824)
Increase in accounts payable and accrued expenses and other liabilities (including contract and lease liabilities)	158,708	85,648
Decrease in compensation and employee benefits payable and accrued bonus and profit sharing	(230,040)	(136,257)
Decrease in income taxes payable, net	(132,583)	(21,642)
Other	(18,710)	4,704
Net cash provided by operating activities	139,301	502,311

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(160,583)	(151,893)
Acquisition of businesses, including net assets acquired, intangibles and goodwill, net of cash acquired	(14,844)	(313,560)
Contributions to unconsolidated subsidiaries	(84,648)	(31,026)
Distributions from unconsolidated subsidiaries	20,960	53,720
Other	2,864	(11,340)
Net cash used in investing activities	(236,251)	(454,099)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior term loans	300,000	550,000
Repayment of senior term loans	(300,000)	—
Proceeds from revolving credit facility	2,683,000	2,913,000
Repayment of revolving credit facility	(2,631,000)	(2,772,000)
Repayment of 5.00% senior notes (including premium)	—	(820,000)
Repurchase of common stock	(94,088)	—
Acquisition of businesses (cash paid for acquisitions more than three months after purchase date)	(36,089)	(14,970)
Repayment of debt assumed in acquisition of FacilitySource	—	(26,295)
Units repurchased for payment of taxes on equity awards	(16,573)	(27,696)
Non-controlling interests contributions	46,513	9,558
Non-controlling interests distributions	(3,798)	(11,382)
Other	72	(13,695)
Net cash used in financing activities	(51,963)	(213,480)
Effect of currency exchange rate changes on cash and cash equivalents and restricted cash	(12,726)	(31,613)

NET DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(161,639)	(196,881)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT BEGINNING OF PERIOD	863,944	824,819
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT END OF PERIOD	$702,305	$627,938

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$80,179	$95,822
Income tax payments, net	$302,735	$235,305

CBRE Press Release

November 6, 2019

Safe Harbor and Footnotes

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, market share, business outlook, capital deployment, acquisition integration and financial performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this press release. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated; volatility and disruption of the securities, capital and credit markets, interest rate increases, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant movements in average cap rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; declines in lending activity of U.S. Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market; our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to maintain EBITDA and adjusted EBITDA margins that enable us to continue investing in our platform and client service offerings; our ability to control costs relative to revenue growth; economic volatility and market uncertainty globally related to the United Kingdom’s withdrawal from the European Union, including concerns relating to the economic impact of such withdrawal on businesses within the United Kingdom and Europe; foreign currency fluctuations; our ability to retain and incentivize key personnel; our ability to compete globally, or in specific geographic markets or business segments that are material to us; the emergence of disruptive business models and technologies; our ability to identify, acquire and integrate synergistic and accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; the ability of our investment management line of business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; the ability of our wholly-owned subsidiary, CBRE Capital Markets, Inc., to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; variations in historically customary seasonal patterns that cause our business not to perform as expected; litigation and its financial and reputational risks to us; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; liabilities under guarantees, or for construction defects, that we incur in our development services line of business within our Real Estate Investments segment; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; changes in domestic and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, tariffs, currency controls and other trade control laws), particularly in Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; negative publicity or actions by our employees, regulators, media, activists, competitors or others that harm our reputation or brand; changes in applicable tax or accounting requirements, including the impact of any subsequent additional regulation or guidance associated with the Tax Cuts and Jobs Act (which was enacted into law on December 22, 2017); and the effect of implementation of new accounting rules and standards.

Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019, as well as in the company’s press releases and other periodic filings with the Securities and

CBRE Press Release

November 6, 2019

Exchange Commission (SEC). Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.

The terms “fee revenue,” “adjusted revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “adjusted EBITDA” and “adjusted EBITDA on fee revenue margin,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures. We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.

Note – CBRE has not reconciled the (non-GAAP) adjusted earnings per share forward-looking guidance included in this press release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, carried interest incentive compensation and financing costs, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

1Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.

2Fee revenue is gross revenue less both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients.

3EBITDA represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation, amortization and intangible asset impairments. Amounts shown for adjusted EBITDA further remove (from EBITDA) costs associated with our reorganization, including cost-savings initiatives, integration and other costs related to acquisitions, certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, the impact of a one-time non-cash gain associated with remeasuring CBRE’s investment in an unconsolidated subsidiary in New England to fair value as of the date it acquired the remaining controlling interest and costs incurred with a litigation settlement. Adjusted EBITDA on fee revenue margin represents adjusted EBITDA divided by fee revenue.

4Adjusted net income and adjusted earnings per diluted share (or adjusted EPS) exclude the effect of select items from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes for such charges and other tax adjustments. Adjustments during the periods presented included non-cash depreciation and amortization expense related to certain assets attributable to acquisitions, costs associated with our reorganization, including cost-savings initiatives, integration and other costs related to acquisitions, certain carried interest incentive compensation expense to align with the timing of associated revenue, the impact of a one-time non-cash gain associated with remeasuring CBRE’s investment in an unconsolidated subsidiary in New England to fair value as of the date it acquired the remaining controlling interest and costs incurred with a litigation settlement.

5Revenue in the Real Estate Investments segment does not include equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests. Adjusted revenue for the Real Estate Investments segment reflects revenue for this segment with equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, included. Adjusted EBITDA includes equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense.

6For the three months ended September 30, 2019, the company incurred capital expenditures of $59.9 million (reflected in the investing section of the consolidated statement of cash flows) and received tenant concessions from landlords of $5.4 million (reflected in the operating section of the consolidated statement of cash flows).

7Net debt is calculated as total debt (excluding non-recourse debt) less cash available for company use.

8Cash represents cash and cash equivalents (excluding restricted cash), but excludes $85.9 million of cash in consolidated funds and other entities not available for company use at September 30, 2019.

CBRE Press Release

November 6, 2019

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)	Fee revenue
(ii)	Adjusted revenue for the Real Estate Investments segment
(iii)	Net income attributable to CBRE Group, Inc., as adjusted (which we also refer to as “adjusted net income”)
(iv)	Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per diluted share” or “adjusted EPS”)
(v)	Adjusted EBITDA and adjusted EBITDA on fee revenue margin

These measures are not recognized measurements under United States generally accepted accounting principles, or “GAAP.”  When analyzing our operating performance, investors should use them in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.

Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. The company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.

With respect to fee revenue:  the company believes that investors may find this measure useful to analyze the financial performance of our Global Workplace Solutions and Property and Advisory Project Management business lines and our business generally. Fee revenue excludes costs reimbursable by clients, and as such provides greater visibility into the underlying performance of our business.

With respect to adjusted revenue: the company believes that investors may find this measure useful to analyze the financial performance of our Real Estate Investments segment because it is more reflective of this segment’s total operations.

With respect to adjusted net income, adjusted EPS, adjusted EBITDA and adjusted EBITDA on fee revenue margin:  the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of adjusted EBITDA and adjusted EBITDA fee revenue margin—the effects of financings and income tax and the accounting effects of capital spending. All of these measures and adjusted revenue may vary for different companies for reasons unrelated to overall operating performance. In the case of adjusted EBITDA, this measure is not intended to be a measure of free cash flow for our management’s discretionary use because it does not consider cash requirements such as tax and debt service payments. The adjusted EBITDA measure calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments. The company also uses adjusted EBITDA and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.

CBRE Press Release

November 6, 2019

Net income attributable to CBRE Group, Inc., as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (or adjusted EPS), are calculated as follows (dollars in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Net income attributable to CBRE Group, Inc.	$256,599	$290,469	$644,739	$669,424

Plus / minus:
Non-cash depreciation and amortization expense related to certain assets attributable to acquisitions	19,330	28,202	61,154	86,611
Costs associated with our reorganization, including cost-savings initiatives (1)	—	12,768	49,565	12,768
Integration and other costs related to acquisitions	4,517	6,100	13,554	6,100
Carried interest incentive compensation (reversal) expense to align with the timing of associated revenue	(3,360)	3,960	12,284	(4,543)
Write-off of financing costs on extinguished debt	—	—	2,608	27,982
Intangible asset impairment	—	—	89,037	—
Costs incurred in connection with litigation settlement	—	8,868	—	8,868
One-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired	—	(92,624)	—	(92,624)
Tax impact of adjusted items and other tax adjustments	(7,244)	12,217	(58,525)	(6,388)
Impact of U.S. tax reform	—	—	—	548

Net income attributable to CBRE Group, Inc. shareholders, as adjusted	$269,842	$269,960	$814,416	$708,746

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.79	$0.79	$2.39	$2.06

Weighted average shares outstanding for diluted income per share	341,100,182	343,733,947	340,590,007	343,267,240

Adjusted EBITDA is calculated as follows (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Net income attributable to CBRE Group, Inc.	$256,599	$290,469	$644,739	$669,424

Add:
Depreciation and amortization	111,560	113,484	323,862	335,048
Intangible asset impairment	—	—	89,037	—
Interest expense, net of interest income	21,846	25,420	67,638	76,053
Write-off of financing costs on extinguished debt	—	—	2,608	27,982
Provision for income taxes	63,468	94,963	169,867	211,446

EBITDA	453,473	524,336	1,297,751	1,319,953

Adjustments:
Integration and other costs related to acquisitions	4,517	6,100	13,554	6,100
Carried interest incentive compensation (reversal) expense to align with the timing of associated revenue	(3,360)	3,960	12,284	(4,543)
Costs associated with our reorganization, including cost-savings initiatives (1)	—	12,768	49,565	12,768
Costs incurred in connection with litigation settlement	—	8,868	—	8,868
One-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired	—	(92,624)	—	(92,624)

Adjusted EBITDA	$454,630	$463,408	$1,373,154	$1,250,522

(1)	Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019.

CBRE Press Release

November 6, 2019

Adjusted EBITDA for the trailing twelve months ended September 30, 2019 is calculated as follows (dollars in thousands):

Twelve Months Ended September 30, 2019

Net income attributable to CBRE Group, Inc.	$1,038,534

Add:
Depreciation and amortization	440,802
Intangible asset impairment	89,037
Interest expense, net of interest income	90,270
Write-off of financing costs on extinguished debt	2,608
Provision for income taxes	271,479

EBITDA	1,932,730

Adjustments:
Costs associated with our reorganization, including cost-savings initiatives (1)	74,722
Integration and other costs related to acquisitions	16,578
Carried interest incentive compensation expense to align with the timing of associated revenue	11,566
One-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired	(7,796)

Adjusted EBITDA	$2,027,800

(1)	Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019.

Revenue includes client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients, both of which are excluded from fee revenue. Reconciliations are shown below (dollars in thousands):

	Three Months Ended
	September 30,
	2019	2018
Property and Advisory Project Management
Fee revenue	$305,354	$287,470
Plus: Pass through costs also recognized as revenue	252,685	210,918

Revenue	$558,039	$498,388

Real Estate Investments adjusted revenue is computed as follows (dollars in thousands):

	Three Months Ended
	September 30,
	2019	2018
Real Estate Investments
Total revenue	$129,213	$118,814
Add:
Equity income from unconsolidated subsidiaries	21,873	123,250
Gain on disposition of real estate	9	236
Less:
Non-controlling interests	982	1,196

Net adjustments	20,900	122,290

Adjusted revenue	$150,113	$241,104